Exhibit 99.1

Acadia Realty Trust Reports Fourth Quarter and Full Year 2009 Operating Results

NEW YORK--(BUSINESS WIRE)--February 9, 2010--Acadia Realty Trust (NYSE:AKR), today reported operating results for the quarter and year ended December 31, 2009. All per share amounts are on a fully diluted basis. The information presented below for 2008 has been adjusted as described in footnote 5 to the Financial Highlights tables.

Fourth Quarter and Full Year 2009 Highlights

Earnings – fourth quarter and full year FFO of $0.25 and $1.28, EPS of $0.12 and $0.75

•
Funds from operations (“FFO”) per share of $0.25 for the fourth quarter 2009 compared to $0.09 for fourth quarter 2008 and $1.28 for the year ended December 31, 2009 compared to $1.09 for the year ended December 31, 2008

•
Earnings (loss) per share (“EPS”) from continuing operations for fourth quarter 2009 of $0.12 compared to $(0.15) for fourth quarter 2008 and $0.75 for the year ended December 31, 2009 compared to $0.50 for the year ended December 31, 2008

Balance Sheet – Strong Liquidity and Limited Exposure to Maturities

•	No significant core portfolio debt maturities before December 2011 (including extension options) when $50 million balance of convertible notes are due

•	Cash on hand and availability under current facilities of approximately $130 million at year-end

•	Fixed-charge coverage ratio of 3.2 to 1 for the year and 2.8 to 1 for the quarter ended December 31, 2009

•	Core portfolio debt yield of 13% and 17% on debt net of cash on hand

•	Raised approximately $65 million of net proceeds from public equity offering during 2009

•	To date purchased $65 million of face value of the Company’s outstanding convertible debt

Core Portfolio – Net Operating Income consistent with the upper end of 2009 forecast

•	Same store net operating income decreased 2.6% for the year and 3.6% for the quarter ended December 31, 2009 compared to the same periods in 2008

•	Year-end 2009 occupancy at 92.6% versus 92.5% at September 30, 2009

•	During the fourth quarter, sold non-core property, located in Northeast Pennsylvania, at a 7.4% capitalization rate

Opportunity Funds – Leasing and Financing Progress

•	Received $3.0 million in distributions from RCP Venture investments during the fourth quarter

•	Leased an additional 33,000 square feet at the Canarsie Plaza (Brooklyn) project, construction financing obtained

•	Executed 36,000 square foot lease with Bed, Bath and Beyond to re-tenant the former Linens ‘n Things space at Cortlandt Towne Center

Fourth Quarter and Full Year 2009 Operating Results

For the quarter ended December 31, 2009, FFO was $10.0 million, compared to $3.2 million for the quarter ended December 31, 2008. For the year ended December 31, 2009, FFO was $49.6 million compared to $38.0 million for the year ended December 31, 2008.

Earnings (losses) for the quarters and years ended December 31, 2009 and 2008 were as follows:

	Quarter ended December 31,			Year ended December 31,
	2009	2008	Variance	2009	2008	Variance
FFO per share	$0.25	$0.09	$0.16	$1.28	$1.09	$0.19
EPS from continuing operations	$0.12	$(0.15)	$0.27	$0.75	$0.50	$0.25
EPS	$0.16	$(0.15)	$0.31	$0.82	$0.73	$0.09

For the fourth quarter 2009 compared with the fourth quarter 2008, the primary factors which contributed to the increase in EPS from continuing operations were charges of $0.13 in 2008 related to a mezzanine loan and $0.08 associated with the bankruptcy of Circuit City in 2008.

In addition to the above items, for the full year 2009 compared with the full year 2008, the primary factors which contributed to the increase in EPS from continuing operations were $0.17 of additional interest income from the full year effect of 2008 mezzanine financing and preferred equity investments, and $0.16 of gain on the purchase of the Company’s outstanding convertible debt. These were partially offset by $0.09 of dilution from the issuance of additional Common Shares in 2009, an $0.08 decrease in RCP Venture income during 2009, net of noncontrolling interests’ share and income taxes, and a $0.07 decrease in lease termination income for 2009, net of noncontrolling interests’ share.

Discontinued operations decreased $0.16 for the year ended December 31, 2009 as compared to the same period in 2008 primarily as a result of a gain recognized on the sale of a core property in 2008.

Strong Balance Sheet with Available Capital

As of December 31, 2009, Acadia’s solid balance sheet was evidenced by the following:

•	Total liquidity of $130 million, including $72 million of cash and $58 million available under existing lines of credit (excluding the Funds’ cash and credit facilities)

•	Including extension options, no significant core portfolio debt maturities before December 2011 when $50 million of convertible notes are due

•
Debt yield of 13% (annualized net operating income divided by principal amount of debt) and net debt yield of 17% (annualized net operating income divided by principal amount of debt less cash on hand) on the core portfolio debt. Including the Company’s pro-rata share of Fund debt, a debt yield of 12% and a net debt yield of 15%

•	Fixed-charge coverage ratio of 3.2 to 1 for the year and 2.8 to 1 for the quarter ended December 31, 2009

•
100% of the Company’s core portfolio debt is fixed-rate at an average interest rate of 5.8%. Including the Company’s pro-rata share of Fund debt, 86% of the Company’s debt is fixed-rate at an average interest rate of 5.3%

At December 31, 2009, opportunity fund (“Fund”) debt maturities and capital availability were as follows:

•
Mortgage debt maturities at the Fund level through 2011 total $48 million, of which Acadia’s pro-rata share was $9.6 million. In addition, borrowings against subscription lines, which are collateralized by unfunded capital commitments, amounted to $48 million and $140 million for Fund II and Fund III, respectively. Acadia’s pro-rata share of the subscription line borrowings aggregated $37.6 million

•
$406 million of committed Fund III investor capital is unfunded at year end. Approximately $56 million of this amount has been allocated as equity for existing investments. The remaining $350 million of unallocated investor capital commitments is available for Fund III’s equity component in additional investments. Acadia’s pro-rata share of the $406 million of total unfunded capital is $81 million

Also during 2009, Acadia issued 5.75 million Common Shares generating net proceeds of approximately $65 million, and, to date, has purchased $65 million of face value of the Company’s outstanding convertible debt at an average 13% yield to maturity on the transactions.

Retail Portfolio Performance

Through December 2009, the core portfolio performed consistent with the upper end of the Company’s 2009 forecast. The core portfolio includes the Company’s pro-rata share of its joint venture properties, but excludes the Funds. For the year ended December 31, 2009, same store net operating income (“NOI”) decreased 2.6% from the year ended December 31, 2008; approximately half of which was the result of the bankruptcy of Circuit City. Same store NOI decreased 3.6% for the fourth quarter 2009 from the fourth quarter 2008. In addition to the impact of Circuit City, the termination of Acme Markets, as previously discussed by the Company, accounted for a 2.0% decline in NOI for the quarter.

Acadia’s core portfolio occupancy was 92.6% as of December 31, 2009. This represents an increase of 10 basis points from 92.5% occupancy at September 30, 2009, and a decrease of 300 basis points from December 31, 2008 occupancy of 95.6%. During 2009, the Company elected to enter into a lease termination agreement with Acme Markets at the Marketplace of Absecon in New Jersey, in order to re-tenant its 44,800 square foot anchor space in the core portfolio. Acadia received a $2.5 million lease termination payment in connection with this agreement and has re-leased approximately 24,100 square feet, or 54%, of the former Acme space. This accounted for approximately 50 basis points of occupancy decline for 2009.

Acadia’s combined portfolio occupancy, including its pro-rata share of its joint venture properties and its Funds, was 91.9% as of December 31, 2009. This represents an increase of 20 basis points from 91.7% occupancy at September 30, 2009 and a decrease of 330 basis points from December 31, 2008 occupancy of 95.2%.

In connection with portfolio recycling activities, during the fourth quarter Acadia sold a 125,000 square foot property located in Wilkes-Barre, Pennsylvania for $2.5 million, representing a 7.4% capitalization rate.

During the fourth quarter of 2009, the Company realized an increase in average rent of 10.0% in its core portfolio on new and renewal leases totaling 162,000 square feet. Excluding the effect of the straight-lining of rents, the Company realized a decline in average rent of 6.7%. Excluding the impact of the re-anchoring of the Absecon property as discussed above, the Company realized an average rent increase of 13.3% in its core portfolio on new and renewal leases and an average rent increase of 4.5%, excluding the effect of the straight-lining of rents.

Opportunity Funds – Leasing, Financing and Construction Progress at Canarsie, Brooklyn Project; RCP Venture Distributions Received

Of the nine Fund II New York Urban Infill Redevelopment projects, construction is substantially complete on six developments which are in the process of stabilization. On the seventh, Canarsie Plaza, during the quarter, the Company executed a lease for 33,000 square feet with the New York City Police Department. Together with the BJ’s Wholesale Club lease, the project is now 80% pre-leased and construction has commenced. Subsequent to December 31, 2009, the Company closed on a new $48 million construction loan for the project.

The remaining two properties are currently in design phase. At one of these locations, CityPoint, the Company will now develop this project in four phases. The project has been conditionally awarded $20 million of federal stimulus bond financing to fund the construction of 50,000 square feet of retail, representing the first of these phases. Construction is anticipated to commence during the second half of 2010.

During the fourth quarter, Fund II received distributions from its Retailer Controlled Property Venture (“RCP Venture”) investments totaling $3.0 million. Acadia’s share of the income, after deducting noncontrolling interests’ share and taxes, was $0.3 million.

Outlook - Earnings Guidance for 2010

The Company forecasts its 2010 annual FFO will range from $0.95 to $1.00 per share and 2010 EPS from $0.46 to $0.51. This guidance is before contributions from potential 2010 acquisitions and before any potential income from Acadia’s RCP investments, promote or lease termination income. For the core portfolio, the Company is assuming occupancy to be flat to up 100 basis points by the end of 2010 and for same-store NOI to be between -2% and -4% for the year, reflecting the lagging effects of the 2009 downturn in the economy. The following table summarizes management’s 2010 guidance (dollars in millions, except per share amounts):

	2010		2009
	Low	High	Actual
Core and pro-rata share of opportunity fund portfolio income	$45.5	$46.0	$44.0
Asset and property management fee income, net of taxes	11.0	11.0	10.4
Transactional fee income, net of taxes	6.0	7.0	7.1
Promote income from Funds, RCP Venture and
other income, net of taxes	--	--	11.8
General and administrative expense	(23.5)	(23.0)	(23.7)
FFO	$39.0	$41.0	$49.6
FFO per share	$0.95	$1.00	$1.28

The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance Range for 2010	Low	High
Earnings per diluted share	$0.46	$0.51
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	0.44	0.44
Unconsolidated partnerships	0.04	0.04
Noncontrolling interest in Operating Partnership	0.01	0.01
Funds from operations	$0.95	$1.00

Management will discuss Acadia’s 2010 earnings guidance in further detail on its fourth quarter earnings conference call.

Management Comments

“We are pleased with our fourth quarter results, which were consistent with our expectations” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “While we are observing signs of stabilization in the shopping center sector, both with respect to the capital markets and tenant fundamentals, this fragile recovery will likely take several quarters before it translates into improvements in occupancy and NOI. Accordingly, we remain vigilant on sustaining the strength of our portfolio -- which is dominated by necessity and value-focused retail in dense, high barrier-to-entry locations -- and the strength of our balance sheet. We believe our liquidity, coupled with a significant portion of our Fund III capital still available for new investments, positions us to capitalize on potential opportunities as they arise.”

Investor Conference Call

Management will conduct a conference call on Wednesday, February 10, 2010 at 1:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 1-866-713-8562 (internationally 617-597-5310). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 52998761. The phone replay will be available through Wednesday, February 17, 2010.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in dense urban and suburban markets in major metropolitan areas.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from the current economic turmoil. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2009 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial crisis and its effect on retail tenants, including several recent bankruptcies of major retailers; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters;(ix) the Company’s growth strategy; (x) the Company’s status as a REIT (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Tables Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Years ended December 31, 2009 and 2008
(dollars in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
Revenues	2009	2008 5	2009	2008 5
		(as adjusted)		(as adjusted)
Minimum rents	$25,317	$19,535	$96,239	$77,610
Percentage rents	85	157	477	510
Expense reimbursements	5,730	4,701	20,982	16,789
Lease termination income	25	(16)	2,751	23,961
Other property income	1,345	308	2,895	1,099
Management fee income	444	532	1,961	3,434
Interest income	5,100	5,153	20,340	14,533
Other	--	--	1,700	--
Total revenues	38,046	30,370	147,345	137,936
Operating expenses
Property operating	8,864	8,374	29,829	24,092
Real estate taxes	4,507	3,043	16,812	12,123
General and administrative	5,438	5,413	22,013	24,545
Depreciation and amortization	9,806	12,072	37,218	33,334
Abandonment of project costs	3	630	2,487	630
Reserve for notes receivable	--	4,392	1,734	4,392
Total operating expenses	28,618	33,924	110,093	99,116
Operating income (loss)	9,428	(3,554)	37,252	38,820
Equity in earnings (losses) of unconsolidated affiliates	1,922	(4,462)	(1,529)	19,906
Unconsolidated affiliate impairment reserve	(113)	--	(3,768)	--
Interest expense and other finance costs	(8,372)	(6,730)	(32,154)	(28,893)
Gain on extinguishment of debt	--	1,523	7,057	1,523
Gain on sale of land	--	--	--	763
Income (loss) from continuing operations before income taxes	2,865	(13,223)	6,858	32,119
Income taxes	(192)	(971)	(1,541)	(3,362)
Income (loss) from continuing operations	2,673	(14,194)	5,317	28,757

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Years ended December 31, 2009 and 2008
(dollars in thousands, except per share data)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2009	2008 5	2009	2008 5
		(as adjusted)		(as adjusted)
Discontinued operations:
Operating income from discontinued operations	21	264	246	1,498
Gain on sale of property	1,506	--	7,143	7,182
Income from discontinued operations	1,527	264	7,389	8,680
Net income (loss)	4,200	(13,930)	12,706	37,437
Loss (income) attributable to noncontrolling interests in subsidiaries:
Continuing operations	2,181	9,030	23,282	(11,630)
Discontinued operations	11	(134)	(4,855)	(739)
Net loss (income) attributable to noncontrolling interests in subsidiaries	2,192	8,896	18,427	(12,369)

Net income (loss) attributable to Common Shareholders	$6,392	$(5,034)	$31,133	$25,068

Supplemental Information
Income (loss) from continuing operations attributable to Common Shareholders	$4,854	$(5,164)	$28,599	$17,127
Income (loss) from discontinued operations attributable to Common Shareholders	1,538	130	2,534	7,941
Net income (loss) attributable to Common Shareholders	$6,392	$(5,034)	$31,133	$25,068

Net income (loss) attributable to Common Shareholders per Common Share – Basic
Net income (loss) per Common Share – Continuing operations	$0.12	$(0.15)	$0.75	$0.51
Net income per Common Share – Discontinued operations	0.04	--	0.07	0.23
Net income (loss) per Common Share	$0.16	$(0.15)	$0.82	$0.74
Weighted average Common Shares	39,756	33,850	38,005	33,813

Net income (loss) attributable to Common Shareholders per Common Share – Diluted 2
Net income (loss) per Common Share – Continuing operations	$0.12	$(0.15)	$0.75	$0.50
Net income (loss) per Common Share – Discontinued operations	0.04	--	0.07	0.23
Net income (loss) per Common Share	$0.16	$(0.15)	$0.82	$0.73
Weighted average Common Shares	40,038	33,850	38,242	34,267

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Years ended December 31, 2009 and 2008
(dollars in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2009	2008 5	2009	2008 5
		(as adjusted)		(as adjusted)

Net income (loss) attributable to Common Shareholders	$6,392	$(5,034)	$31,133	$25,068

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share):
Consolidated affiliates	4,608	7,986	18,847	18,519
Unconsolidated affiliates	372	365	1,603	1,687
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	(1,506)	--	(2,435)	(7,182)
Unconsolidated affiliates	--	--	--	(565)
Income (loss) attributable to noncontrolling interests’ in Operating Partnership	120	(109)	465	437

Distributions – Preferred OP Units	5	19	19	35

Funds from operations	$9,991	$3,227	49,632	$37,999
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	40,728	34,805	38,913	34,940
Funds from operations, per share	$0.25	$0.09	$1.28	$1.09

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights 1
For the Quarters and Years ended December 31, 2009 and 2008
(dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”)

	For the Quarters ended		For the Years ended
	December 31,		December 31,
	2009	2008 5	2009	2008 5

Operating income (loss)	$9,428	$(3,554)	$37,252	$38,820

Add back:
General and administrative	5,438	5,413	22,013	24,545
Depreciation and amortization	9,806	12,072	37,218	33,334
Abandonment of project costs	3	630	2,487	630
Reserve for notes receivable	--	4,392	1,734	4,392
Less:
Management fee income	(444)	(532)	(1,961)	(3,434)
Interest income	(5,100)	(5,153)	(20,340)	(14,533)
Other income	(850)	--	(2,550)	--
Lease termination income	(25)	16	(2,751)	(23,961)
Straight line rent and other adjustments	99	818	(1,565)	(2,515)

Consolidated NOI	18,355	14,102	71,537	57,278

Noncontrolling interest in NOI	(4,335)	(683)	(13,783)	(1,349)
Pro-rata share of NOI	$14,020	$13,419	$57,754	$55,929

SELECTED BALANCE SHEET INFORMATION
	As of
	December 31, 2009	December 31, 2008 5
		(as adjusted)

Cash and cash equivalents	$93,808	$86,691
Rental property, at cost	1,070,066	857,226
Total assets	1,382,464	1,291,383
Notes payable	780,094	753,946
Total liabilities	849,987	849,155

Notes:
1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters and Years ended December 31, 2009 and 2008
(dollars in thousands, except per share data)

Notes (continued):

exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as minority interest in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 665 and 648 OP Units into Common Shares for the quarters ended December 31, 2009 and 2008, respectively, and 671 and 647 OP Units into Common Shares for the years ended December 31, 2009 and 2008, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended December 31, 2009 and 2008, and for each of the years ended December 31, 2009 and 2008. In addition, diluted FFO also includes the effect of employee share options of 281 and 282 Common Shares for the quarters ended December 31, 2009 and 2008, respectively, and 212 and 4552 Common Shares for the years ended December 31, 2009 and 2008, respectively.

5 Effective January 1, 2009, the Company adopted the following Financial Accounting Standards Board (“FASB”) accounting pronouncements which require it to retrospectively restate previously disclosed consolidated financial statements. As such, certain prior period amounts have been reclassified in the unaudited consolidated financial statements to conform to the current period presentations.

The Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810 “Consolidation” (formerly Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements,”) (“ASC Topic 810”) which, among other things, provides guidance and amends the accounting and reporting for noncontrolling interests in a consolidated subsidiary and the deconsolidation of a subsidiary. Under ASC Topic 810, the Company now reports noncontrolling interests in subsidiaries as a separate component of equity in the consolidated balance sheet and reflects both net income attributable to the noncontrolling interests and net income attributable to Common Shareholders on the face of the consolidated income statement.

The Company adopted ASC Topic 470-20 “Debt with Conversion and Other Options” (formerly FASB Staff Position No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement”), (“ASC Topic 470-20”). ASC Topic 470-20 requires the proceeds from the issuance of convertible debt be allocated between a debt component and an equity component. The debt component is measured based on the fair value of similar debt without an equity conversion feature, and the equity component is determined as the residual of the fair value of the debt deducted from the original proceeds received. The resulting discount on the debt component is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. The equity component, recorded as additional paid-in capital, amounted to $11.3 million, which represents the difference between the proceeds from the issuance of the convertible notes payable and the fair value of the liability at the time of issuance. The Company adopted ASC Topic 470-20 effective January 1, 2009 with a retrospective restatement to prior periods. The additional non cash interest expense recognized in the consolidated income statements was $0.3 million and $0.6 million for the quarters ended December 31, 2009 and 2008, respectively, and $1.3 million and $2.1 million for the years ended December 31, 2009 and 2008, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100